UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 5, 2007 (June 28, 2007)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐   Written communications pursuant to Rule 425 under the Securities Act
 ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8.   Other Events.

-	Cash Dividend on Common Stock

On June 28, 2007, U.S. Energy Corp. announced that it will pay a one time special dividend of $0.10 per share to each common shareholder of record on July 6, 2007.  The dividend will be paid on July 16, 2007.

-	Common Stock Buy Back Program

The Board of Directors of U.S. Energy Corp. has approved a share buy back program for up to $5 million in common stock.  The buy back program, effective immediately, will be handled exclusively through an individual brokerage firm and will be subject to blackout periods.

-	Oil and Gas Exploration Activities

U.S. Energy Corp. has signed an Exploration and Area of Mutual Interest agreement with a Gulf Coast (United States) oil and gas exploration and production company.  U.S. Energy Corp. anticipates it will participate as a 20% working interest partner in numerous wells that will be drilled over the next three to five years.  Approximately $3 million has been paid under the agreement to date.  Two prospects have already been leased, and exploration and development activities should commence in the later part of the fourth quarter 2007 or the first quarter of 2008.

U.S. Energy Corp. believes that numerous prospects will be generated, leased and drilled potentially resulting in $10,000,000 to $15,000,000 in exploration and development expenditures for its working interest over the course of the anticipated three to five year program.

U.S. Energy Corp. has retained Brian Wildes to act as technical advisor to the Company in regards to the program.  Mr. Wildes has over 30 years experience in the exploration and development of oil and gas properties in Kansas, Oklahoma, Texas and Louisiana.

Section 9.  Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: July 5, 2007	By:	/s/ Keith G. Larsen
Chief Executive Officer